EXHIBIT 99.1

          FOR IMMEDIATE RELEASE
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                 ELECTRONIC CLEARING HOUSE, INC. (ECHO) RECEIVES
                    NASDAQ NOTIFICATION FOR CONTINUED LISTING


JULY  18,  2001, AGOURA HILLS, CALIF.-- Electronic Clearing House, Inc. (NASDAQ:
ECHO), a leading provider of electronic payment systems, today announced that the Company's common stock will continue to be listed on the Nasdaq SmallCap MarketSM via an exception from the minimum bid price requirements.

While ECHO did not meet this requirement as of January 5, 2001, the Company has been granted temporary exception from this standard, subject to ECHO meeting the following conditions: 1) on or before August 3, 2001, the Company is required to file a proxy statement with the Securities and Exchange Commission and Nasdaq, evidencing its intent to seek shareholder approval for a reverse stock split, and 2) on or before September 17, 2001, the Company is required to demonstrate a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days. The Company believes that it can meet these conditions, however, there can be no assurance that it will do so.

Effective with the opening of business on July 18, 2001, and for the duration of the exception period, the Company's trading symbol shall be changed from "ECHO" to "ECHOC". In the event that the Company is deemed to have met the conditions of the exception and all other criteria necessary for continued listing, it shall continue to be listed on the Nasdaq SmallCap MarketSM and the "C" shall be dropped from the trading symbol at that time.

The Board of Directors has approved a one-for-four reverse stock split, subject to shareholder approval, that the Company believes will resolve the bid price deficiency. The Company intends to seek shareholder approval at a special meeting of shareholders to be held on September 7, 2001. Presently, the Company has approximately 21.8 million total shares outstanding. Assuming the successful completion of the reverse stock split, the Company would have approximately 5.45 million total shares outstanding after the split.

"We believe that the reverse stock split will benefit the Company's long-term share price and liquidity as well as preserve its listing on the Nasdaq stock market," said Joel M. Barry, Chairman and CEO of ECHO. "ECHO has achieved significant revenue growth over the past five years and has reported profitable operations and positive cash flow for the past several years. After assembling all the pieces to offer a complete payment processing solution to the merchant, we believe that ECHO is poised to build on our profitability over the coming years. Our goal is to continue to improve the Company's financial performance, execute on the significant growth opportunities that we see in payment processing market at this time, and continue to build shareholder confidence."

   ABOUT  ECHO:
Electronic Clearing House, Inc. provides debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, check collection, and inventory tracking to over 60,000 retail merchants and U-Haul dealers across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking


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statements.  Potential  risks and uncertainties include, but are not limited to, such factors as fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, growth in targeted markets and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

INVESTOR  CONTACTS:
Donna Rehman, Corporate Secretary            Crocker  Coulson,  Partner
Electronic  Clearing  House,  Inc.      Coffin  Communications  Group
818-706-8999,  ext.  3033                 818-789-0100
Agoura  Hills,  Calif.                      E-MAIL: Crocker.coulson@coffincg.com
E-MAIL:  corp@ECHO-inc.com
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URL:http://www.ECHO-inc.com
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